Exhibit 11.2

BAOZUN INC.

AMENDED AND RESTATED STATEMENT OF POLICIES

GOVERNING MATERIAL, NON-PUBLIC INFORMATION AND

THE PREVENTION OF INSIDER TRADING

(Adopted by the Board of Directors on March 22, 2023, with the compliance officer being appointed or replaced by the Board of Directors from time to time.)

This Statement of Policies Governing Material, Non-Public Information and the Prevention of Insider Trading (this “Statement”) of Baozun Inc. (the “Company”) consists of three sections: Section I provides an overview; Section II sets forth the Company’s policies prohibiting insider trading; and Section III explains insider trading.

I.SUMMARY

Preventing insider trading is necessary to comply with relevant United States and Hong Kong securities laws, rules and regulations and to preserve the reputation and integrity of the Company as well as that of all persons affiliated with it. “Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security. As explained in Section III below, “inside information” is information which is considered to be both “material” and “non-public.”

The Company considers strict compliance with the policies (the “Policy”) set forth in this Statement to be a matter of utmost importance. Violation of this Policy could cause extreme embarrassment and possible legal liability to you and the Company. Knowing or willful violations of the letter or spirit of this Policy will be grounds for immediate dismissal from the Company. Violation of the Policy might expose the violator to severe criminal penalties as well as civil liability to any person injured by the violation. The monetary damages flowing from a violation could be three times the profit realized by the violator, as well as the attorney’s fees of the persons injured.

This Statement applies to all officers, directors, employees and consultants of the Company and its subsidiaries and affiliated entities and extends to all activities within and outside an individual’s duties at the Company. Every director, officer, employee and consultant must review this Statement.

Questions regarding the Statement should be directed to head of legal department of the Company (the “Compliance Officer”)

II.POLICIES PROHIBITING INSIDER TRADING

For purposes of this Statement, the terms “purchase” and “sell” of securities exclude the acceptance of options granted by the issuer thereof and the exercise of options that does not involve the sale of securities. Among other things, the cashless exercise of options does involve the sale of securities and therefore is subject to the policies set forth below.

A.

No Trading – No officer, director, employee or consultant shall purchase or sell any type of security of the Company or enter into a binding security trading plan while in possession of material, non-public information relating to the Company, its American Depositary Shares (“ADSs”), representing its ordinary shares, or other securities; or deal in any securities while in possession of inside information (the “Material Information”).

In the event that the Material Information possessed by you relates to the ADSs or other Company securities, the above policy will require waiting for at least twenty-four (24) hours after public disclosure of the Material Information by the Company, which twenty-four (24) hours shall include in all events at least four (4) trading hours of a U.S. Trading Day on the NASDAQ Global Market and four (4) trading hours of a Hong Kong Trading Day on The Stock Exchange of Hong Kong Limited (the “Hong Kong Stock Exchange”) following such public disclosure. The term “U.S. Trading Day” is defined as a day on which the NASDAQ Global Market is open for trading. The NASDAQ Global Market’s regular trading hours are from 9:30 a.m. to 4:00 p.m. (Eastern Time). The term “Hong Kong Trading Day” is defined as a day on which the Hong Kong Stock Exchange is open for trading. The Hong Kong Stock Exchange’s regular trading hours are from 9:30 a.m. to 4:00 p.m. (Hong Kong Time).

In addition, no officer, director, employee or consultant shall purchase or sell any Company security, without the prior clearance by the Compliance Officer, during any period designated as a “limited trading period,” regardless of whether such officer, director, employee or consultant possesses any Material Information. The Compliance Officer may declare limited trading periods at the times that he or she deems appropriate, and need not provide any reason for making a declaration.

Furthermore, all transactions in Company securities (including without limitation, acquisitions and dispositions of the ADSs and the sale of ordinary shares issued upon exercise of stock options, but excluding the acceptance of options granted by the Company and the exercise of options that does not involve the sale of securities) by officers, directors and key employees designated by the Company from time to time must be pre-approved by the Compliance Officer.

Please see Section III below for an explanation of the Material Information.

B.

Trading Blackout Periods – Assuming none of the “no trading” restrictions set forth in Section II-A above applies, no officer, director, employee or consultant shall purchase or sell any security of the Company or enter into a binding security trading plan during the following periods:

(1)during the period of 60 days immediately preceding the public disclosure date of the annual results or, if shorter, the period from the end of the relevant financial year up to the first U.S. Trading Day for trading on the NASDAQ Global Market or the first Hong Kong Trading Day for trading on the Hong Kong Stock Exchange, as applicable, following the date of the Company’s public disclosure of the results, no officer, director, employee or consultant shall purchase or sell any security of the Company or enter into a binding 10b5-1 security trading plan; and

(2)during the period of 30 days immediately preceding the public disclosure date of the quarterly results and half-year results or, if shorter, the period from the end of the relevant quarterly or half-year period up to the first U.S. Trading Day for trading on the NASDAQ Global Market or the first Hong Kong Trading Day for trading on the Hong Kong Stock Exchange, as applicable, following the date of the Company’s public disclosure of the results, no officer, director, employee or consultant shall purchase or sell any security of the Company or enter into a binding 10b5-1 security trading plan.

If the Company’s public disclosure of its financial results for the prior period occurs on a U.S. Trading Day more than four hours before the NASDAQ Global Market closes, or on a Hong Kong Trading Day more than four hours before the Hong Kong Stock Exchange closes, such date of disclosure shall be considered the first U.S. Trading Day, or the first Hong Kong Trading Day, as applicable, following such public disclosure.

The model code governing dealings by directors in listed securities of the Company, including the restriction in dealings during the black-out period before publication of financial results under Appendix 10 of The Rules Governing the Listing of Securities on the Hong Kong Stock Exchange (the “Hong Kong Listing Rules”) (Annex A hereto), and the rules governing insider dealings under the Securities and Futures Ordinance (Cap.571) (“SFO”) also apply to the Company.

Please note that trading in Company securities other than during the Trading Blackout Periods is not a “safe harbor,” and all officers, directors, employees and consultants should strictly comply with all the policies set forth in this Statement.

When in doubt, do not trade! Check with the Compliance Officer first.

The Compliance Officer, in deciding whether to grant approval, may consider the affirmative defenses contained in Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or general defenses under section 292 of the SFO.

C.No Tipping – No officer, director, employee or consultant shall directly or indirectly disclose any Material Information to anyone who trades in securities (so-called “tipping”) while in possession of such Material Information.

D.Confidentiality - No officer, director, employee or consultant shall communicate any Material Information to anyone outside the Company under any circumstances unless approved by the Compliance Officer in advance, or to anyone within the Company other than on a need-to-know basis.

E.No Comment - No officer, director, employee or consultant shall discuss any internal matters or developments of the Company with anyone outside of the Company, except as required in the performance of regular corporate duties. Unless you are expressly authorized to the contrary, if you receive any inquiries about the Company or its securities by the financial press, investment analysts or others, or any requests for comments or interviews, you should decline comment and direct the inquiry or request to the Compliance Officer.

F.Corrective Action - If any potentially Material Information is inadvertently disclosed, any officer, director, employee or consultant should notify the Compliance Officer immediately so that the Company can determine whether or not corrective action, such as general disclosure to the public, is warranted.

III.EXPLANATION OF INSIDER TRADING

As noted above, “insider trading” refers to the purchase or sale or dealing of a security while in possession of “material” “non-public” information or “insider information” relating to the security. “Securities” include not only stocks, bonds, notes and debentures, but also options, warrants and similar instruments. “Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. “Dealing” is defined broadly under the Hong Kong Listing Rules and the SFO and includes making or offering to make an agreement or inducing or attempting to induce another person to enter into or offer to enter into an agreement for or with a view to acquiring, disposing of, subscribing for securities, or the purpose of pretended purpose of which is to secure a profit from the yield of securities or by reference to fluctuations in the value of securities. These definitions extend to a broad range of transactions including conventional cash-for-stock transactions, the grant and exercise of stock options and acquisitions and exercises of warrants or puts, calls or other options related to a security. It is generally understood that insider trading includes the following:

●	Trading by insiders while in possession of material, non-public information or inside information;
●	Trading by persons other than insiders while in possession of material, non-public information or inside information where the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; or
●	Communicating or tipping material, non-public information or inside information to others, including recommending the purchase or sale or dealing of a security while in possession of such information.

As noted above, for purposes of this Statement, the terms “purchase” and “sell” of securities exclude the acceptance of options granted by the issuer thereof and the exercise of options that does not involve the sale of securities. Among other things, the cashless exercise of options does involve the sale of securities and therefore is subject to the policies set forth in this Statement.

What Facts are Material or may constitute Inside Information?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Inside information means (a) specific information that is about the corporation, a shareholder or officer of the corporation, or the listed securities of the corporation or their derivatives; and (b) is not generally known to that segment of the market such deals would likely deal in the listed securities of the corporation; and (c) the information would, if generally known, be likely to materially affect the price of the listed securities.

Examples of material information or inside information include (but are not limited to) information concerning:

●	dividends;
●	corporate earnings or earnings forecasts;
●	changes in financial condition or asset value;
●	negotiations for the mergers or acquisitions or dispositions of significant subsidiaries or assets;
●	significant new contracts or the loss of a significant contract;
●	significant new products or services;
●	significant marketing plans or changes in such plans;
●	capital investment plans or changes in such plans;
●	material litigation, administrative action or governmental investigations or inquiries about the Company or any of its affiliated companies, officers or directors;
●	significant borrowings or financings;
●	defaults on borrowings;
●	new equity or debt offerings;
●	significant personnel changes;
●	changes in accounting methods and write-offs; and

●	any substantial change in industry circumstances or competitive conditions which could significantly affect the Company’s earnings or prospects for expansion.

A good general rule of thumb: when in doubt, do not trade.

What is Non-public or Not generally known?

Information is “non-public” or “not generally known” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Reuters Economic Services, The Wall Street Journal, Bloomberg, Associated Press, or United Press International. However, press speculation, reports and rumours in the market, even if accurate and reported in the media, cannot be automatically taken to be information generally known to the market or constitute public dissemination, even though in some cases the media reports might have a wide circulation. Distinction should be made between actual knowledge of the market about a hard fact which is properly disclosed by the corporation and speculation or expectation of what might have happened about a corporation which obviously requires proof.

In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow approximately twenty-four (24) hours following publication as a reasonable waiting period before such information is deemed to be public.

Who is an Insider?

“Insiders” include officers, directors, employees and consultants of a company and anyone else who has material inside information about a company. Insiders have independent fiduciary duties to their company and its shareholders not to trade on material, non-public information relating to the company’s securities. All officers, directors, employees and consultants of the Company should consider themselves insiders with respect to material, non-public information about business, activities and securities. Officers, directors, employees and consultants may not trade the Company’s securities while in possession of material, non-public information relating to the Company nor tip (or communicate except on a need-to-know basis) such information to others.

It should be noted that trading by members of an officer’s, director’s, employee’s or consultant’s household can be the responsibility of such officer, director, employee or consultant under certain circumstances and could give rise to legal and Company-imposed sanctions.

Trading by Persons Other than Insiders

Insiders may be liable for communicating or tipping material, non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information which has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The Securities and Exchange Commission (“SEC”) and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

●	SEC administrative sanctions;
●	Securities industry self-regulatory organization sanctions;
●	Civil injunctions;
●	Damage awards to private plaintiffs;
●	Disgorgement of all profits;
●	Civil fines for the violator of up to three times the amount of profit gained or loss avoided;
●	Civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of US$1,000,000 or three times the amount of profit gained or loss avoided by the violator;
●	Criminal fines for individual violators of up to US$1,000,000 (US$2,500,000 for an entity); and
●	Jail sentences of up to 10 years.

All forms of market misconduct (including insider dealing) are liable to prosecution as a criminal offence under the SFO. The maximum criminal sanctions are a maximum of 10 years’ imprisonment and fines of up to HK$10 million. In addition, the court may make disqualification, cold shoulder and disciplinary referral orders. The SFO provides a private right of civil action against any person who has committed market misconduct or any offences relating to dealings in securities under Part XIV of the SFO in favour of anyone who has suffered a pecuniary loss as a result, unless it is fair, just and reasonable that the perpetrator should not be liable.

In addition, insider trading could result in serious sanctions by the Company, including immediate dismissal. Insider trading violations are not limited to violations of the U.S. federal securities laws or SFO: other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), also may be violated upon the occurrence of insider trading.

ANNEX A

Model Code for Securities Transactions by Directors of Listed Issuers

Basic Principles

1.

This code (both the basic principles and the rules) sets a required standard against which directors must measure their conduct regarding transactions in securities of their listed issuers. Any breach of such required standard will be regarded as a breach of the Exchange Listing Rules. A director must seek to secure that all dealings in which he is or is deemed to be interested be conducted in accordance with this code.

2.

A listed issuer may adopt its own code on terms no less exacting than those set out in this code if it so wishes. Any breach of such code will not be a breach of the Exchange Listing Rules unless it is also a breach of the required standard contained in this code.

3.	The Exchange regards it as highly desirable that directors of a listed issuer should hold securities in the listed issuer.
4.

Directors wishing to deal in any securities in a listed issuer must first have regard to the provisions of Parts XIII and XIV of the Securities and Futures Ordinance with respect to insider dealing and market misconduct. However, there are occasions where directors should not be free to deal in the listed issuer’s securities even though the statutory requirements will not be contravened.

5.

The single most important thrust of this code is that directors who are aware of or privy to any negotiations or agreements related to intended acquisitions or disposals which are notifiable transactions under Chapter 14 of the Listing Rules or connected transactions under Chapter 14A of the Listing Rules or any inside information must refrain from dealing in the issuer’s securities as soon as they become aware of them or privy to them until the information has been announced. Directors who are privy to relevant negotiations or agreements or any inside information should caution those directors who are not so privy that there may be inside information and that they must not deal in the issuer’s securities for a similar period.

6.

In addition, a director must not make any unauthorised disclosure of confidential information, whether to co-trustees or to any other person (even those to whom he owes a fiduciary duty) or make any use of such information for the advantage of himself or others.

Interpretation

7.	For the purpose of this code:
(a)

“dealing” includes, subject to paragraph (d) below, any acquisition, disposal or transfer of, or offer to acquire, dispose of or transfer, or creation of pledge, charge or any other security interest in, any securities of the listed issuer or any entity whose assets solely or substantially comprise securities of the listed issuer, and the grant, acceptance, acquisition, disposal, transfer, exercise or

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discharge of any option (whether call, put or both) or other right or obligation, present or future, conditional or unconditional, to acquire, dispose of or transfer securities, or any interest in securities, of the listed issuer or any such entity, in each case whether or not for consideration and any agreements to do any of the foregoing, and “deal” shall be construed accordingly;

(b)	“beneficiary” includes any discretionary object of a discretionary trust (where the director is aware of the arrangement) and any beneficiary of a non-discretionary trust;
(c)

“securities” means listed securities and any unlisted securities that are convertible or exchangeable into listed securities and structured products (including derivative warrants), such as those described in Chapter 15A of the Exchange Listing Rules, issued in respect of the listed securities of a listed issuer;

(d)	notwithstanding the definition of “dealing” in paragraph (a) above, the following dealings are not subject to the provisions of this code:
(i)

taking up of entitlements under a rights issue, bonus issue, capitalisation issue or other offer made by the listed issuer to holders of its securities (including an offer of shares in lieu of a cash dividend) but, for the avoidance of doubt, applying for excess shares in a rights issue or applying for shares in excess of an assured allotment in an open offer is a “dealing”;

(ii)	allowing entitlements to lapse under a rights issue or other offer made by the listed issuer to holders of its securities (including an offer of shares in lieu of a cash dividend);
(iii)

undertakings to accept, or the acceptance of, a general offer for shares in the listed issuer made to shareholders other than those that are concert parties (as defined under the Takeovers Code) of the offeror;

(iv)

exercise of share options or warrants or acceptance of an offer for shares pursuant to an agreement entered into with a listed issuer before a period during which dealing is prohibited under this code at the pre-determined exercise price, being a fixed monetary amount determined at the time of grant of the share option or warrant or acceptance of an offer for shares;

(v)

an acquisition of qualification shares where, under the listed issuer’s constitutional documents, the final date for acquiring such shares falls within a period when dealing is prohibited under this code and such shares cannot be acquired at another time;

(vi)	dealing where the beneficial interest or interests in the relevant security of the listed issuer do not change;
(vii)	dealing where a shareholder places out his existing shares in a “top-up”

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placing where the number of new shares subscribed by him pursuant to an irrevocable, binding obligation equals the number of existing shares placed out and the subscription price (after expenses) is the same as the price at which the existing shares were placed out;

(viii)	dealing where the beneficial ownership is transferred from another party by operation of law; and
(ix)

acceptance or vesting of shares pursuant to the terms of share awards granted by a listed issuer before a period during which dealing is prohibited under this code at the purchase price, if any, fixed at the time of grant of the awards.

8.

For the purpose of this code, the grant to a director of an option to subscribe or purchase his company’s securities shall be regarded as a dealing by him, if the price at which such option may be exercised is fixed at the time of such grant. If, however, an option is granted to a director on terms whereby the price at which such option may be exercised is to be fixed at the time of exercise, the dealing is to be regarded as taking place at the time of exercise.

Rules

A.	Absolute prohibitions
1.

A director must not deal in any of the securities of the issuer at any time when he possesses inside information in relation to those securities, or where clearance to deal is not otherwise conferred upon him under rule B.8 of this code.

2.	A director must not deal in the securities of an issuer when by virtue of his position as a director of another issuer, he possesses inside information in relation to those securities.

3.(a)A director must not deal in any securities of the listed issuer on any day on which its financial results are published and:

(i)

during the period of 60 days immediately preceding the publication date of the annual results or, if shorter, the period from the end of the relevant financial year up to the publication date of the results; and

(ii)

during the period of 30 days immediately preceding the publication date of the quarterly results (if any) and half-year results or, if shorter, the period from the end of the relevant quarterly or half-year period up to the publication date of the results, unless the circumstances are exceptional, for example, where a pressing financial commitment has to be met as described in section C below. In any event, the director must comply with the procedure in rules B.8 and B.9 of this code.

(b)	The listed issuer must notify the Exchange in advance of the commencement of each period during which directors are not allowed to deal under rule A.3(a).

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Note:	Directors should note that the period during which they are not allowed to deal under rule A.3 will cover any period of delay in the publication of a results announcement.
4.

Where a director is a sole trustee, the provisions of this code will apply to all dealings of the trust as if he were dealing on his own account (unless the director is a bare trustee and neither he nor any of his close associates is a beneficiary of the trust, in which case the provisions of this code will not apply).

5.

Where a director deals in the securities of a listed issuer in his capacity as a co-trustee and he has not participated in or influenced the decision to deal in the securities and is not, and none of his close associates is, a beneficiary of the trust, dealings by the trust will not be regarded as his dealings.

6.

The restrictions on dealings by a director contained in this code will be regarded as equally applicable to any dealings by the director’s spouse or by or on behalf of any minor child (natural or adopted) and any other dealings in which for the purposes of Part XV of the Securities and Futures Ordinance he is or is to be treated as interested. It is the duty of the director, therefore, to seek to avoid any such dealing at a time when he himself is not free to deal.

7.

When a director places investment funds comprising securities of the listed issuer under professional management, discretionary or otherwise, the managers must nonetheless be made subject to the same restrictions and procedures as the director himself in respect of any proposed dealings in the listed issuer’s securities

B.	Notification
8.

A director must not deal in any securities of the issuer without first notifying in writing the chairman or a director (otherwise than himself) designated by the board for the specific purpose and receiving a dated written acknowledgement. In his own case, the chairman must first notify the board at a board meeting, or alternatively notify a director (otherwise than himself) designated by the board for the purpose and receive a dated written acknowledgement before any dealing. The designated director must not deal in any securities of the issuer without first notifying the chairman and receiving a dated written acknowledgement. In each case,

(a)	a response to a request for clearance to deal must be given to the relevant director within five business days of the request being made; and
(b)	the clearance to deal in accordance with (a) above must be valid for no longer than five business days of clearance being received.
Note:	For the avoidance of doubt, the restriction under A.1 of this code applies if inside information develops following the grant of clearance.
9.	The procedure established within the listed issuer must, as a minimum, provide for there to be a written record maintained by the listed issuer that the appropriate notification was

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given and acknowledged pursuant to rule B.8 of this code, and for the director concerned to have received written confirmation to that effect.

10.

Any director of the listed issuer who acts as trustee of a trust must ensure that his co- trustees are aware of the identity of any company of which he is a director so as to enable them to anticipate possible difficulties. A director having funds under management must likewise advise the investment manager.

11.

Any director who is a beneficiary, but not a trustee, of a trust which deals in securities of the listed issuer must endeavour to ensure that the trustees notify him after they have dealt in such securities on behalf of the trust, in order that he in turn may notify the listed issuer. For this purpose, he must ensure that the trustees are aware of the listed issuers of which he is a director.

12.	The register maintained in accordance with Section 352 of the Securities and Futures Ordinance should be made available for inspection at every meeting of the board.
13.

The directors of a company must as a board and individually endeavour to ensure that any employee of the company or director or employee of a subsidiary company who, because of his office or employment in the company or a subsidiary, is likely to possess inside information in relation to the securities of any issuer does not deal in those securities when he would be prohibited from dealing by this code if he were a director.

C.	Exceptional circumstances
14.

If a director proposes to sell or otherwise dispose of securities of the listed issuer under exceptional circumstances where the sale or disposal is otherwise prohibited under this code, the director must, in addition to complying with the other provisions of this code, comply with the provisions of rule B.8 of this code regarding prior written notice and acknowledgement. The director must satisfy the chairman or the designated director that the circumstances are exceptional and the proposed sale or disposal is the only reasonable course of action available to the director before the director can sell or dispose of the securities. The listed issuer shall give written notice of such sale or disposal to the Exchange as soon as practicable stating why it considered the circumstances to be exceptional. The listed issuer shall publish an announcement in accordance with rule 2.07C immediately after any such sale or disposal and state that the chairman or the designated director is satisfied that there were exceptional circumstances for such sale or disposal of securities by the director. An example of the type of circumstances which may be considered exceptional for such purposes would be a pressing financial commitment on the part of the director that cannot otherwise be satisfied.

D.	Disclosure
15.

In relation to securities transactions by directors, a listed issuer shall disclose in its interim reports (and summary interim reports, if any) and the Corporate Governance Report contained in its annual reports (and summary financial reports, if any):

(a)	whether the listed issuer has adopted a code of conduct regarding securities

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transactions by directors on terms no less exacting than the required standard set out in this code;

(b)

having made specific enquiry of all directors, whether its directors have complied with, or whether there has been any non-compliance with, the required standard set out in this code and its code of conduct regarding securities transactions by directors; and

(c)

in the event of any non-compliance with the required standard set out in this code, details of such non-compliance and an explanation of the remedial steps taken by the listed issuer to address such non-compliance.

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